Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-288382) and Form S-8 (No. 333-280558) of Tamboran Resources Corporation of our report dated September 25, 2025, with respect to the consolidated financial statements of Tamboran Resources Corporation in this Annual Report (Form 10-K) for the year ended June 30, 2025.

/s/ Ernst & Young
Sydney, Australia
September 25, 2025